Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-93755, 333-105720, 333-125289, 333-157050, 333-201929, 333-230574, and 333-269619) on Form S-8 of our reports dated August 21, 2024, with respect to the consolidated financial statements of Brinker International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
August 21, 2024